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                                            June 11, 1996






Health-Chem Corporation
1212 Avenue of the Americas
New York, NY 10036


Re:  Health-Chem Corporation

Gentlemen:

We have acted as special counsel to Health-Chem Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of up to 1,320,000 shares of the Company's common stock $.01 par value per share (the "Shares") and of certain transferable subscription rights (the "Rights") to purchase such Shares, pursuant to Registration Statement No. 333-02411 on Form S-3 (the "Registration Statement").

You have requested us to advise you of our opinion with respect to material federal income tax consequences to holders of common stock upon the issuance of Rights and to Rights holders upon exercise and disposition of the Rights.

This opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), final, temporary and proposed treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not










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Health-Chem Corporation
June 11, 1996
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purport to deal with all aspects of federal income taxation that may be relevant to a particular Rights holder in light of such Rights holder's personal investment circumstances or to certain types of Rights holders subject to special treatment under the federal income tax laws. This opinion does not consider any aspects of state, local or foreign taxation.

Finally, substantial uncertainties resulting from the lack of definitive, judicial or administrative authority and interpretation apply to various tax issues addressed herein. The Company has not sought nor does it intend to seek, any rulings from the Internal Revenue Service relating to such issues or any other issues.

Based on the Registration Statement, and the foregoing, we are of the following opinion.

1. Holders of common stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

2. Unless a shareholder elects otherwise (as provided in (ii) below), if the fair market value of the Rights on the date of issuance is less than 15% of the fair market value (on the date of issuance) of the common stock with respect to which the Rights are received, the basis of the Rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either (i) the fair market value of the Rights on the date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which the Rights are received or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such common stock to the Rights, then upon exercise or transfer of the Rights, the shareholder will allocate such shareholder's basis in such common stock between the common stock and the Rights in proportion to the fair market values of each on the date of issuance, except that, in either case, no allocation of basis will be made to the Rights






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Health-Chem Corporation
June 11, 1996
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     if the Rights expire unexercised.  The holding period of a shareholder with respect to the Rights received as a distribution
     on such shareholder's   common stock will include the shareholder's
     holding period for the common stock with respect to which the Rights are issued. With respect to a purchaser's Rights, the tax basis of such Rights will be equal to the purchase price paid therefor and the holding period for such Rights will begin on the date following the date of purchase.

3. Holders of common stock who sell the Rights received in the issuance prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and the basis of such shareholder, if any, in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from the sale of common stock held by such shareholder would be characterized as capital gain or loss at the time of such sale. Any gain or loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if common stock would, if acquired by the seller, be a capital asset in the hands of such seller.

4. Upon the lapse of any Rights received by Rights holders on the issuance, such Rights holder will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, owned by such Rights holders. Upon the expiration of any Rights purchased by purchasers of the Rights, such purchasers will be entitled to a loss equal to their tax basis in the Rights. Any loss recognized on the expiration of the Rights acquired by the purchase will be a capital loss if common stock would, if acquired by the seller, be a capital asset in the hands of such seller.












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Health-Chem Corporation
June 11, 1996
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5.   Rights holders will not recognize any gain or loss upon the exercise of such Rights. The basis of the common stock acquired through the exercise of the Rights will be equal to sum of the exercise price therefor and any basis of the Rights holder in such Rights. The holding period for the common stock acquired through exercise of the Rights will commence on the date the Rights are exercised.


We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement in the section entitled "Legal Matters."

                                            Very truly yours,



                                            HINCKLEY, ALLEN & SNYDER